UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 1)

On Deck Capital, Inc.

(Name of Issuer)

Common Stock, $0.005 par value per share

(Title of Class of Securities)

682163 10 0

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 682163 10 0	13 G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII, LLC (“IVM XIII”), Institutional Venture Partners XIV, L.P. (“IVP XIV”), Institutional Venture Management XIV, LLC (“IVM XIV”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Jules A. Maltz (“Maltz”) and Dennis B. Phelps (“Phelps” together with IVP XIII, IVM XIII, IVP XIV, IVM XIV, Chaffee, Fogelsong, Harrick, Miller and Maltz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XIV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 4,054,250 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 4,054,250 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,054,250 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 4,054,250 shares held by IVP XIV. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

CUSIP NO. 682163 10 0	13 G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,108,501 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,108,501 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,108,501 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,054,251 shares held by IVP XIII and (ii) 4,054,250 shares held by IVP XIV. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common Stock, par value $0.005 per share (“Common Stock”), of On Deck Capital, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	On Deck Capital, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	1400 Broadway, 25th Floor
New York, New York 10018

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XIII, L.P. (“IVP XIII”)
2.	Institutional Venture Management XIII, LLC (“IVM XIII”)
3.	Institutional Venture Partners XIV, L.P. (“IVP XIV”)
4.	Institutional Venture Management XIV, LLC (“IVM XIV”)
5.	Todd C. Chaffee (“Chaffee”)
6.	Norman A. Fogelsong (“Fogelsong”)
7.	Stephen J. Harrick (“Harrick”)
8.	J. Sanford Miller (“Miller”)
9.	Dennis B. Phelps (“Phelps”)
10.	Jules A. Maltz (“Maltz”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XIII	Delaware
IVM XIII	Delaware
IVP XIV	Delaware
IVM XIV	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 682163 10 0

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2016:

12.

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 4)
IVP XIV	4,054,250	0	8,108,501	0	8,108,501	8,108,501	11.3%
IVM XIV (2)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
IVP XIII	4,054,251	0	8,108,501	0	8,108,501	8,108,501	11.3%
IVM XIII (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Chaffee (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Fogelsong (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Harrick (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Miller (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Phelps (2)(3)	0	0	8,108,501	0	8,108,501	8,108,501	11.3%
Maltz (2)	0	0	4,054,250	0	4,054,250	4,054,250	5.7%

(1)	Represents the number of shares of Common Stock held by IVP XIV and IVP XIII.
(2)	IVM XIV serves as the sole general partner of IVP XIV and has sole voting and investment control over the shares owned by IVP XIV and may be deemed to own beneficially the shares held by IVP XIV. IVM XIV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Maltz and Phelps are Managing Directors of IVM XIV and share voting and dispositive power over the shares held by IVP XIV, and may be deemed to own beneficially the shares held by IVP XIV. The Managing Directors own no securities of the Issuer directly.
(3)	IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The Managing Directors own no securities of the Issuer directly.
(4)	The percentage is based on 71,441,993 shares of Common Stock reported to be outstanding as of October 31, 2016 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

13.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

14.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2017

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By: Institutional Venture Management XIII, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIII, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XIV, L.P.

By: Institutional Venture Management XIV, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

Exhibit(s):

A:    Joint Filing Statement

15.